Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Third Quarter Fiscal 2023 Financial Results
•Total revenue increased 17.9% to $585.2 million from $496.4 million in the third quarter of 2022.
•Net income decreased to $7.9 million from $24.7 million in the third quarter of 2022.
•Adjusted net income increased to $26.7 million from an adjusted net loss of $11.5 million in the third quarter of 2022.
•Adjusted EBITDA increased 101.4% to $143.0 million from $71.0 million in the third quarter of 2022.
•Diluted EPS decreased to $0.04 from $0.12 in the third quarter of 2022.
•Adjusted diluted EPS increased to $0.13 from an adjusted net loss per share of $0.06 in the third quarter of 2022.
CHANHASSEN, Minn. (October 25, 2023) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal third quarter ended September 30, 2023.
Bahram Akradi, Founder, Chairman and CEO, stated: “I am very appreciative of our team and the milestones we achieved this quarter. We generated record levels of revenue and Adjusted EBITDA, and our trailing 12-month Adjusted EBITDA surpassed $500 million for the first time in our history. Our investments in programming are working to increase member engagement at our clubs with average member visits up 24 percent versus 2019. As we look to next year, we expect to be free cash flow positive after all capital investment including new club growth by the middle of 2024, two years earlier than originally anticipated. With expectations for continued Adjusted EBITDA growth and significant asset light opportunities, we expect to fund our targeted growth in 2024 and beyond with internally generated cash flow. We are well positioned for continued success.”
Financial Summary

	Three Months Ended			Nine Months Ended
($ in millions, except memberships and per membership data)	September 30,			September 30,
	2023	2022	Percent Change	2023	2022	Percent Change
Total revenue	$585.2	$496.4	17.9%	$1657.8	$1349.9	22.8%
Center operations expenses	$319.4	$295.3	8.2%	$896.1	$814.4	10.0%
Rent	$69.2	$63.2	9.5%	$203.2	$179.2	13.4%
General, administrative, and marketing expenses (1)	$51.7	$57.1	(9.5)%	$147.0	$175.7	(16.3)%
Net income (loss)	$7.9	$24.7	(68.0)%	$52.4	$(15.5)	NM
Adjusted net income (loss)	$26.7	$(11.5)	NM	$91.1	$(66.8)	NM
Adjusted EBITDA	$143.0	$71.0	101.4%	$399.1	$174.7	128.4%
Comparable center revenue	11.4%	25.6%		16.6%	35.7%
Center memberships, end of period	784,331	728,729	7.6%	784,331	728,729	7.6%
Average center revenue per center membership	$722	$660	9.4%	$2,095	$1,885	11.1%
NM - Not meaningful
(1)    The three months ended September 30, 2023 and 2022 included non-cash share-based compensation expense of $13.4 million and $5.0 million, respectively, and legal-related costs in pursuit of a claim against Zurich of $0.1 million and $0.4 million, respectively. The nine months ended September 30, 2023 and 2022 included non-cash share-based compensation expense of $32.9 million and $30.1 million, respectively, and legal-related costs in pursuit of a claim against Zurich of $0.7 million and $0.9 million, respectively.

Third Quarter 2023 Information
•Revenue increased 17.9% to $585.2 million due to continued strong growth in membership dues and in-center revenue.
•Center memberships increased by 55,602, or 7.6%, when compared to the prior year third quarter, and decreased consistent with seasonality expectations by approximately 5,900 from the second quarter to 784,331.
•Total subscriptions, which include center memberships and our digital on-hold memberships, increased 7.0% from the prior year third quarter to 830,039.
•Center operations expenses increased 8.2% to $319.4 million primarily due to increased operating costs related to our new and ramping centers as well as growth in memberships and in-center business revenue.
•General, administrative and marketing expenses decreased 9.5% to $51.7 million primarily due to reduced center support overhead, advertising and marketing and cash incentive compensation expenses, partially offset by higher share-based compensation expense.
•Net income declined $16.8 million to $7.9 million, primarily due to gain from sale-leasebacks of $48.6 million in the prior year period and a loss from a sale-leaseback transaction in the current year period of $12.7 million, partially offset by improved business performance in the current year period.
•Adjusted net income increased $38.2 million to $26.7 million.
•Adjusted net income and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
Nine-Month 2023 Information
•Revenue increased 22.8% to $1,657.8 million due to continued strong growth in membership dues and in-center revenue.
•Center operations expenses increased 10.0% to $896.1 million primarily due to increased operating costs related to our new and ramping centers as well as growth in memberships and in-center business revenue.
•General, administrative and marketing expenses decreased 16.3% to $147.0 million primarily due to lower cash incentive compensation expense and reduced center support overhead and advertising and marketing expenses.
•Net income increased $67.9 million to $52.4 million, primarily due to improved business performance in the current year period.
•Adjusted net income increased $157.9 million to $91.1 million.
•Adjusted net income and Adjusted EBITDA improved significantly for the same reasons identified for the quarter.
New Center Openings
•The Company opened six new centers in the third quarter of 2023 and has opened 10 new centers through the first nine months of 2023.
•As of September 30, 2023, Life Time operated a total of 170 centers.
•The Company plans to open a total of 12 new centers in 2023, with the remaining two expected to open in the fourth quarter.
Cash Flow Highlights

	Three Months Ended			Nine Months Ended
($ in millions)	September 30,			September 30,
	2023	2022	Percent Change	2023	2022	Percent Change
Net cash provided by operating activities	$114.7	$45.0	154.9%	$330.9	$125.3	164.1%
Total capital expenditures (1)	$188.7	$157.3	20.0%	$525.8	$409.9	28.3%
(1)    Excludes net proceeds from sale-leaseback transactions of $45.3 million and $199.2 million for the three months ended September 30, 2023 and 2022, respectively, and $123.3 million and $373.5 million for the nine months ended September 30, 2023 and 2022, respectively.

Liquidity and Capital Resources
•As the Company moves toward positive free cash flow after all capital expenditures (including growth capital), the Company will be reporting total capital expenditures going forward and will not be providing guidance on the Company’s capital expenditures for the balance of 2023.
•The Company continues to explore sale-leaseback transactions, but is being selective on whether to execute any additional sale-leasebacks in the current macroeconomic environment given the Company’s ability to add new centers through asset light opportunities and its expectation to be free cash flow positive after capital expenditures by the end of the second quarter in 2024.
•As of September 30, 2023, the Company had total cash and cash equivalents of $25.4 million, and $45.0 million in outstanding borrowings under its $475 million revolving credit facility.
2023 Outlook
Fourth Quarter 2023 Guidance

			Percent
	Three Months Ended	Three Months Ended	Change
	December 31, 2023	December 31, 2022	(Using
($ in millions)	(Guidance)	(Actual)	Midpoints)
Revenue	$555 – $565	$472.7	18.5%
Net income	$14 – $17	$13.7	13.1%
Adjusted EBITDA	$131 – $135	$107.0	24.3%

Full-Year 2023 Guidance

			Percent
	Year Ended	Year Ended	Change
	December 31, 2023	December 31, 2022	(Using
($ in millions)	(Guidance)	(Actual)	Midpoints)
Revenue	$2,213 – $2,223	$1,822.6	21.7%
Net income (loss)	$66 – $69	$(1.8)	NM
Adjusted EBITDA	$530 – $534	$281.7	88.9%
Rent	$270 – $280	$245.2	12.2%
Conference Call Details
A conference call to discuss the Company’s third quarter financial results is scheduled for today:
How to Participate
•Date: Wednesday, October 25, 2023
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 3Q 2023
A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the conclusion of the call and may be accessed online at https://ir.lifetime.life.
Conference call – A replay of the conference call will be available after 1:00 p.m. ET the same day through November 8, 2023, and may be accessed as follows:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1374 1575
# # #

About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of 170 athletic country clubs across the United States and Canada. The Company’s healthy way of life communities and ecosystem address all aspects of healthy living, healthy aging and healthy entertainment for people 90 days to 90+ years old. Supported by a team of more than 37,000 dedicated professionals, Life Time is committed to providing the best programs and experiences through its clubs, iconic athletic events and comprehensive digital platform.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted net income (loss), Adjusted net income (loss) per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income (loss), net income (loss) per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income (loss) is defined as net income (loss) excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations, including incremental costs related to COVID-19. Free cash flow or free cash flow after capital expenditures is defined as net cash provided by (used in) operating activities less capital expenditures, net of construction reimbursements. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter. Our net debt leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for the fourth quarter and full year 2023, growth, cost efficiencies and margin expansion, improvements to its balance sheet and leverage, capital expenditures and free cash flow, consumer demand, industry and economic trends, expected number of new center openings and successful signings and closings of center takeovers and sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2023, (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Center revenue	$568,402	$479,995	$1,608,279	$1,307,498
Other revenue	16,775	16,386	49,480	42,404
Total revenue	585,177	496,381	1,657,759	1,349,902
Operating expenses:
Center operations	319,401	295,253	896,113	814,383
Rent	69,225	63,213	203,196	179,166
General, administrative and marketing	51,668	57,139	147,005	175,650
Depreciation and amortization	63,618	56,400	180,067	171,680
Other operating expense (income)	34,516	(31,358)	64,837	(56,605)
Total operating expenses	538,428	440,647	1,491,218	1,284,274
Income from operations	46,749	55,734	166,541	65,628
Other (expense) income:
Interest expense, net of interest income	(33,075)	(27,696)	(96,249)	(84,732)
Equity in earnings of affiliate	56	95	287	129
Total other expense	(33,019)	(27,601)	(95,962)	(84,603)
Income (loss) before income taxes	13,730	28,133	70,579	(18,975)
Provision for (benefit from) income taxes	5,815	3,401	18,200	(3,456)
Net income (loss)	$7,915	$24,732	$52,379	$(15,519)

Income (loss) per common share:
Basic	$0.04	$0.13	$0.27	$(0.08)
Diluted	$0.04	$0.12	$0.26	$(0.08)
Weighted-average common shares outstanding:
Basic	196,146	193,918	195,404	193,364
Diluted	204,298	198,381	203,954	193,364

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$25,441	$25,509
Accounts receivable, net	19,190	13,381
Center operating supplies and inventories	48,557	45,655
Prepaid expenses and other current assets	48,369	45,743
Income tax receivable	11,715	748
Total current assets	153,272	131,036
Property and equipment, net	3,074,634	2,901,242
Goodwill	1,235,359	1,233,176
Operating lease right-of-use assets	2,187,804	2,116,761
Intangible assets, net	172,422	173,404
Other assets	73,572	69,744
Total assets	$6,897,063	$6,625,363
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,138	$73,973
Construction accounts payable	107,955	125,031
Deferred revenue	39,357	36,859
Accrued expenses and other current liabilities	179,382	154,427
Current maturities of debt	64,033	15,224
Current maturities of operating lease liabilities	56,320	51,892
Total current liabilities	523,185	457,406
Long-term debt, net of current portion	1,815,965	1,805,698
Operating lease liabilities, net of current portion	2,248,026	2,162,424
Deferred income taxes, net	57,377	41,393
Other liabilities	35,621	34,181
Total liabilities	4,680,174	4,501,102
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 196,183 and 194,271 shares issued and outstanding, respectively.	1,962	1,943
Additional paid-in capital	2,824,949	2,784,416
Accumulated deficit	(600,497)	(652,876)
Accumulated other comprehensive loss	(9,525)	(9,222)
Total stockholders’ equity	2,216,889	2,124,261
Total liabilities and stockholders’ equity	$6,897,063	$6,625,363

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$52,379	$(15,519)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	180,067	171,680
Deferred income taxes	15,994	(10,957)
Share-based compensation	37,029	33,214
Non-cash rent expense	26,900	27,304
Impairment charges associated with long-lived assets	6,620	153
Loss (gain) on disposal of property and equipment, net	13,742	(98,498)
Amortization of debt discounts and issuance costs	5,862	5,898
Changes in operating assets and liabilities	(4,407)	14,055
Other	(3,240)	(2,010)
Net cash provided by operating activities	330,946	125,320
Cash flows from investing activities:
Capital expenditures	(525,796)	(409,946)
Proceeds from sale-leaseback transactions	121,831	373,451
Other	416	(985)
Net cash used in investing activities	(403,549)	(37,480)
Cash flows from financing activities:
Proceeds from borrowings	44,291	8,657
Repayments of debt	(11,202)	(21,993)
Proceeds from revolving credit facility	986,000	710,000
Repayments of revolving credit facility	(961,000)	(710,000)
Repayments of finance lease liabilities	(771)	(1,043)
Proceeds from financing obligations	1,500	—
Increase in debt discounts and issuance costs	(2,550)	(43)
Proceeds from stock option exercises	14,897	3,190
Proceeds from issuances of common stock in connection with the employee stock purchase plan	1,450	—
Other	(110)	(476)
Net cash provided by (used in) financing activities	72,505	(11,708)
Effect of exchange rates on cash and cash equivalents	30	(700)
(Decrease) increase in cash and cash equivalents	(68)	75,432
Cash and cash equivalents—beginning of period	25,509	31,637
Cash and cash equivalents—end of period	$25,441	$107,069

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Membership Data
Center memberships	784,331	728,729	784,331	728,729
Digital On-hold memberships	45,708	47,273	45,708	47,273
Total memberships	830,039	776,002	830,039	776,002

Revenue Data
Membership dues and enrollment fees	71.8%	69.9%	71.7%	70.1%
In-center revenue	28.2%	30.1%	28.3%	29.9%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$407,903	$335,717	$1,152,506	$916,895
In-center revenue	160,499	144,278	455,773	390,603
Total Center revenue	$568,402	$479,995	$1,608,279	$1,307,498

Average Center revenue per center membership (1)	$722	$660	$2,095	$1,885
Comparable center revenue (2)	11.4%	25.6%	16.6%	35.7%

Center Data
Net new center openings (3)	6	3	9	5
Total centers (end of period) (3)	170	156	170	156
Total center square footage (end of period) (4)	16,700,000	15,600,000	16,700,000	15,600,000

GAAP and Non-GAAP Financial Measures
Net income (loss)	$7,915	$24,732	$52,379	$(15,519)
Net income (loss) margin (5)	1.4%	5.0%	3.2%	(1.1)%
Adjusted net income (loss) (6)	$26,684	$(11,535)	$91,139	$(66,832)
Adjusted net income (loss) margin (6)	4.6%	(2.3)%	5.5%	(5.0)%
Adjusted EBITDA (7)	$142,981	$70,975	$399,123	$174,697
Adjusted EBITDA margin (7)	24.4%	14.3%	24.1%	12.9%
Center operations expense	$319,401	$295,253	$896,113	$814,383
Pre-opening expenses (8)	$1,477	$5,350	$6,146	$9,296
Rent	$69,225	$63,213	$203,196	$179,166
Non-cash rent expense (open properties) (9)	$8,409	$6,762	$25,662	$14,850
Non-cash rent expense (properties under development) (9)	$861	$4,907	$1,238	$12,454
Net cash provided by operating activities	$114,655	$44,995	$330,946	$125,320
(1)    We define Average Center revenue per center membership as Center revenue less Digital On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.

(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the third quarter of 2023, we opened six centers. During the nine months ended September 30, 2023, we opened 10 centers and closed one center.
(4)    Total center square footage (end of period) reflects the aggregate fitness square footage, which we use as a metric for evaluating the efficiencies of a center as of the end of the period. The square footage figures exclude areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. These figures are approximations.
(5)    Net income (loss) margin is calculated as net income (loss) divided by total revenue.
(6)    We present Adjusted net income (loss) as a supplemental measure of our performance. We define Adjusted net income (loss) as net income (loss) excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19, less the tax effect of these adjustments.
Adjusted net income (loss) margin is calculated as Adjusted net income (loss) divided by total revenue.
The following table provides a reconciliation of net income (loss) and income (loss) per common share, the most directly comparable GAAP measures, to Adjusted net income (loss) and Adjusted net income (loss) per common share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2023	2022	2023	2022
Net income (loss)	$7,915	$24,732	$52,379	$(15,519)
Share-based compensation expense (a)	14,858	5,803	37,029	33,214
COVID-19 related expenses (b)	93	354	339	937
Loss (gain) on sale-leaseback transactions (c)	12,672	(48,583)	13,431	(98,167)
Capital transaction costs (d)	—	—	—	255
Asset impairments (e)	5,340	—	5,340	—
Other (f)	(405)	1,172	(3,911)	1,021
Taxes (g)	(13,789)	4,987	(13,468)	11,427
Adjusted net income (loss)	$26,684	$(11,535)	$91,139	$(66,832)

Income (loss) per common share:
Basic	$0.04	$0.13	$0.27	$(0.08)
Diluted	$0.04	$0.12	$0.26	$(0.08)
Adjusted income (loss) per common share:
Basic	$0.14	$(0.06)	$0.47	$(0.35)
Diluted	$0.13	$(0.06)	$0.45	$(0.35)
Weighted-average common shares outstanding:
Basic	196,146	193,918	195,404	193,364
Diluted	204,298	198,381	203,954	193,364
(a)    Share-based compensation expense recognized during the three and nine months ended September 30, 2023 was associated with stock options, restricted stock units, our employee stock purchase plan (“ESPP”) that launched on December 1, 2022, and liability classified awards related to our short-term incentive plan in 2023. Share-based compensation expense recognized during the three and nine months ended September 30, 2022 was associated with stock options, restricted stock and restricted stock units. The majority of this expense in 2022 was associated with awards that were fully vested and became exercisable on April 4, 2022 in connection with the expiration of the lock-up period following our initial public offering (“IPO”).
(b)    Represents the incremental expenses we recognized related to the COVID-19 pandemic. We adjust for these expenses as they do not represent expenses associated with our normal ongoing operations. We believe that adjusting for these expenses provides a more accurate and consistent representation of our actual operating performance from period to period. For the three months ended September 30, 2023 and the three and nine months ended September 30, 2022, COVID-19 related expenses primarily consisted of legal-related costs in pursuit of our claim against Zurich. For the nine months ended September 30, 2023, COVID-19 related expenses primarily consisted of legal-related costs in pursuit of our claim against Zurich, partially offset by a subsidy for our Canadian operations.
(c)    We adjust for the impact of losses and gains on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.

(d)    Represents costs related to capital transactions, including debt and equity offerings that are non-recurring in nature, but excluding direct costs related to the IPO, which were netted against the proceeds of the IPO.
(e)    Represents non-cash asset impairments of our long-lived assets.
(f)    Includes benefits and costs associated with transactions that are unusual and non-recurring in nature.
(g)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income (loss) using the effective income tax rates for the respective periods.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, loss (gain) on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2023	2022	2023	2022
Net income (loss)	$7,915	$24,732	$52,379	$(15,519)
Interest expense, net of interest income	33,075	27,696	96,249	84,732
Provision for (benefit from) income taxes	5,815	3,401	18,200	(3,456)
Depreciation and amortization	63,618	56,400	180,067	171,680
Share-based compensation expense (a)	14,858	5,803	37,029	33,214
COVID-19 related expenses (a)	93	354	339	937
Loss (gain) on sale-leaseback transactions (a)	12,672	(48,583)	13,431	(98,167)
Capital transaction costs (a)	—	—	—	255
Asset impairments (a)	5,340	—	5,340	—
Other (a)	(405)	1,172	(3,911)	1,021
Adjusted EBITDA	$142,981	$70,975	$399,123	$174,697
(a)    See the corresponding footnotes to the table in note 6 immediately above.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.

Proceeds from Sale-Leaseback Transactions
($ in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Proceeds from sale-leaseback transactions (1)	$45,291	$199,205	$123,331	$373,451
(1)    Sale-leaseback proceeds for the three and nine months ended September 30, 2023 include $1.5 million that was recognized as financing obligations and reported within financing activities on our consolidated statement of cash flows.

Reconciliation of Net Income (Loss) to Adjusted EBITDA Trailing Twelve Months
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	September 30, 2023	September 30, 2022
Net income (loss)	$66,105	$(320,289)
Interest expense, net of interest income	125,054	133,104
Provision for (benefit from) income taxes	20,831	(84,933)
Depreciation and amortization	237,270	229,799
Share-based compensation expense	41,106	360,594
COVID-19 related expenses	2,458	(242)
Loss (gain) on sale-leaseback transactions	13,966	(98,844)
Capital transaction costs	—	2,571
Asset impairments	5,340	—
Other	(5,980)	959
Adjusted EBITDA	$506,150	$222,719

Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	September 30, 2023	September 30, 2022
Current maturities of debt	$64,033	$15,046
Long-term debt, net of current portion	1,815,965	1,775,248
Total Debt	$1,879,998	$1,790,294
Less: Fair value adjustment	682	1,327
Less: Unamortized debt discounts and issuance costs	(16,531)	(21,016)
Less: Cash and cash equivalents	25,441	107,069
Net Debt	$1,870,406	$1,702,914
Trailing twelve-month Adjusted EBITDA	506,150	222,719
Net Debt Leverage Ratio	3.7x	7.6x

Reconciliation of Net Income to Adjusted EBITDA Guidance for Fourth Quarter 2023 and Fiscal Year 2023
($ in millions)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2023	December 31, 2023
Net income	$14 – $17	$66 – $69
Interest expense, net of interest income	34 – 33	130 – 129
Provision for income taxes	4 – 6	22 – 24
Depreciation and amortization	66 – 66	246 – 246
Share-based compensation expense	13 – 13	50 – 50
Other	0 – 0	16 – 16
Adjusted EBITDA	$131 – $135	$530 – $534